Exhibit 99.1

Consolidated Water Reports Second Quarter Results

•	Core Desalination Operations Reported Steady Performance with Total Revenues of $15.2 million and Gross Profit of $6.5 million
•	Net income from Continuing Operations was $1.7 million, Inclusive of $885,000 in Development Expenses for the Rosarito Project
•	Operating Cash Flow for the First Half of 2017 was $9.6 million
•	Rosarito on Track to Begin Construction by Year-end 2017

GEORGE TOWN, Cayman Islands, August 9, 2017 - Consolidated Water Co. Ltd. (NASDAQ: CWCO), a leading developer and operator of seawater desalination plants, reported financial and operating results for the second quarter ended June 30, 2017.

Management Commentary

“Our second quarter results reflect the stability of existing desalination operations and our continued investment in the development of our large Rosarito, Mexico project,” said Rick McTaggart, Chief Executive Officer. “Our desalination operations, which reflect the positive outcome of negotiations over the past 12 months to extend four bulk water contracts, continue to meet expectations and provide a solid foundation for our other initiatives. Manufacturing segment results reflected lower sales this past quarter, but we are encouraged by an increase in orders that we expect will positively impact sales for this segment in the second half of 2017.

Net income from continuing operations continues to reflect our ongoing Rosarito project development costs. The decline compared to last year’s second quarter was primarily due to lower revenues from our retail and services segments resulting in a modest decline in gross profit and lower other (non-operating) income due to reduced earnings from our investment in OC-BVI and the absence of the one-time gain on sale of assets that occurred in the 2016 second quarter. Our results from continuing operations exclude the impairment loss resulting from our recent decision to discontinue our operations in Bali.

During the second quarter, we made considerable progress on our Rosarito project and expect to be in a position to break ground by year end. Our total investment in the Rosarito project to date has been $42.9 million, of which $21.0 million has been spent on land, right of ways and equipment and approximately $21.9 million on development expenses. We were pleased to see that in May, the Otay Water District received a permit to build and operate a nearly four-mile cross border pipeline that could ultimately be used to transport potable water from our Rosarito desalination plant. The Otay Water District currently serves a population of over 223,000 within the San Diego metropolitan area,” Mr. McTaggart noted.

Second Quarter 2017 Financial Results

Total revenues for the 2017 second quarter were $15.3 million, slightly below the $15.4 million reported in last year’s second quarter due primarily to modest declines in retail, services and manufacturing segments revenues that were partially offset by higher revenues in the bulk segment. Gross profit decreased 3.2% to $6.5 million from $6.7 million. Net income from continuing operations attributable to Consolidated Water stockholders was $1.7 million, or $0.11 per fully diluted share, a decrease of 27.7% from the $2.3 million, or $0.16 per fully diluted share, earned in the similar year-ago period. Net income from continuing operations for the 2017 second quarter included operating expenses of $885,000 related to costs for the Rosarito desalination plant. The Company incurred a $1.0 million impairment loss in the second quarter related to its Bali operation, which is now classified as a discontinued operation. After accounting for that loss, net income attributable to Consolidated Water stockholders was $624,548, or $0.04 per diluted share.

First Half 2017 Financial Results

Total revenues for the first six months of 2017 were $31.0 million, an increase of $1.5 million from the $29.4 million reported in last year’s comparable period. Gross profit was up 3.0% to $13.4 million from $13.0 million. Net income from continuing operations attributable to Consolidated Water stockholders was $4.4 million, or $0.29 per fully diluted share, an increase of 0.4% from the $4.4 million, or $0.29 per fully diluted share, earned in the similar year-ago period. Net income and diluted EPS for the first half of 2017 and 2016 included operating expenses of $1.6 million and $1.6 million, respectively, related to development costs for the Rosarito desalination plant. After accounting for the impairment loss related to the Company’s Bali operations, net income attributable to Consolidated Water stockholders was $3.3 million, or $0.21 per diluted share.

Net cash provided by operating activities for the six months ended June 30, 2017 was $9.6 million and capital expenditures totaled $2.6 million.

Segment Results

Three Months Ended June 30, 2017 (Unaudited)
	Retail	Bulk	Services	Manufacturing
Revenues	$6,029,449	$8,043,921	$119,204	$1,056,047
Cost of revenues	2,659,066	5,152,212	103,753	847,760
Gross profit	3,370,383	2,891,709	15,451	208,287

Three Months Ended June 30, 2016 (Unaudited)
	Retail	Bulk	Services	Manufacturing
Revenues	$6,273,400	$7,441,061	$403,935	$1,260,806
Cost of revenues	2,555,545	4,813,261	272,537	1,035,142
Gross profit	3,717,855	2,627,800	131,398	225,664

Summary and Outlook

“In summary, we are pleased with the consistent performance of our core desalination operations and the improving prospects for our manufacturing segment. Renewal negotiations for our Cayman retail license began in July 2017 with the newly formed OfReg, and we have been informed that our retail license has been extended through January 31, 2018, while negotiations continue.

We continue to make progress on the Rosarito project, which should be a transformational event for the Company once it is completed. This is a very complex project and is the largest infrastructure project ever undertaken by the State of Baja California, Mexico. Over the past six months we have been working together with Mexican State and Federal government agencies to achieve the various conditions precedent in the public-private partnership agreement. In the third quarter, we look forward to finalizing financing negotiations for the project, and we continue to work closely with the client, our partners, advisors and financing institutions with the goal of commencing construction on this landmark project by year end.

Importantly, we maintained a strong balance sheet and continued to generate significant operating cash flows over the first six months of 2017, which provides us with the credit standing and liquidity to invest in the Rosarito project while maintaining dividends to our shareholders,” Mr. McTaggart concluded.

For further information, please contact our investor relations firm, MBS Value Partners:

Lynn Morgen: (212) 223 4147 lynn.morgen@mbsvalue.com
Eric Prouty: (978) 456 9539 eric.prouty@mbsvalue.com
Viktoriia Nakhla: (646) 625-4800 viktoriia.nakhla@mbsvalue.com

(Financial Highlights Follow)

CONSOLIDATED WATER CO. LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2017	2016
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$45,950,954	$39,126,214
Accounts receivable, net	14,091,119	16,480,639
Inventory	3,057,218	1,985,006
Prepaid expenses and other current assets	1,330,580	1,084,155
Current portion of loans receivable	1,355,824	1,633,588
Costs and estimated earnings in excess of billings	543,893	85,211
Current assets of discontinued operations	154,331	480,979
Total current assets	66,483,919	60,875,792
Property, plant and equipment, net	50,463,135	52,471,537
Construction in progress	2,804,958	885,494
Inventory, non-current	4,497,027	4,558,816
Loans receivable	1,446,541	2,135,428
Investment in OC-BVI	2,949,547	4,086,630
Intangible assets, net	4,468,530	5,195,476
Goodwill	9,784,248	9,784,248
Land held for development	20,558,424	20,558,424
Other assets	2,183,317	2,280,519
Long-term assets of discontinued operations	154,501	772,164
Total assets	$165,794,147	$163,604,528

LIABILITIES AND EQUITY
Current liabilities
Accounts payable and other current liabilities	$4,878,489	$4,840,387
Dividends payable	1,189,786	1,187,214
Notes payable to related party	392,000	490,000
Billings in excess of costs and estimated earnings	1,396,426	102,966
Current liabilities of discontinued operations	55,329	58,521
Total current liabilities	7,912,030	6,679,088
Deferred tax liability	1,639,096	1,915,241
Other liabilities	752,828	904,827
Total liabilities	10,303,954	9,499,156
Commitments and contingencies
Equity
Consolidated Water Co. Ltd. stockholders' equity
Redeemable preferred stock, $0.60 par value. Authorized 200,000 shares; issued and outstanding 45,087 and 35,225 shares, respectively 27,052 21,135
Class A common stock, $0.60 par value. Authorized 24,655,000 shares; issued and outstanding 14,889,865 and 14,871,664 shares, respectively	8,933,919	8,922,998
Class B common stock, $0.60 par value. Authorized 145,000 shares; none issued	-	-
Additional paid-in capital	85,926,072	85,621,033
Retained earnings	52,606,237	51,589,337
Cumulative translation adjustment	(549,555)	(549,555)
Total Consolidated Water Co. Ltd. stockholders' equity	146,943,725	145,604,948
Non-controlling interests	8,546,468	8,500,424
Total equity	155,490,193	154,105,372
Total liabilities and equity	$165,794,147	$163,604,528

CONSOLIDATED WATER CO. LTD.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Retail revenues	$6,029,449	$6,273,400	$12,478,399	$12,216,660
Bulk revenues	8,043,921	7,441,061	15,734,323	14,706,354
Services revenues	119,204	403,935	249,456	584,647
Manufacturing revenues	1,056,047	1,260,806	2,435,895	1,879,335
Total revenues	15,248,621	15,379,202	30,898,073	29,386,996

Cost of retail revenues	2,659,066	2,555,545	5,278,713	5,065,540
Cost of bulk revenues	5,152,212	4,813,261	10,168,001	9,423,585
Cost of services revenues	103,753	272,537	205,919	469,813
Cost of manufacturing revenues	847,760	1,035,142	1,889,057	1,455,609
Total cost of revenues	8,762,791	8,676,485	17,541,690	16,414,547
Gross profit	6,485,830	6,702,717	13,356,383	12,972,449
General and administrative expenses	4,960,170	4,888,794	9,714,680	9,295,856
Income from operations	1,525,660	1,813,923	3,641,703	3,676,593

Other income (expense):
Interest income	108,821	158,085	230,893	374,843
Interest expense	(7,939)	(30,323)	(10,162)	(94,369)
Profit sharing income from OC-BVI	-	14,175	10,125	48,600
Equity in the earnings (losses) of OC-BVI	(37,824)	85,858	(10,958)	131,222
Impairment loss on investment in OC-BVI	-	-	-	(50,000)
Unrealized gain (loss) on put/call options	(13,000)	-	152,000	-
Other	(28,530)	176,383	53,191	222,129
Other income, net	21,528	404,178	425,089	632,425
Income before income taxes	1,547,188	2,218,101	4,066,792	4,309,018
Benefit from income taxes	(136,448)	(170,393)	(276,145)	(243,662)
Net income from continuing operations before non-controlling interests	1,683,636	2,388,494	4,342,937	4,552,680
Income (loss) from continuing operations attributable to non-controlling interests	(8,354)	48,544	(56,146)	172,040
Net income from continuing operations	1,691,990	2,339,950	4,399,083	4,380,640
Loss from discontinued operations	(1,071,001)	(142,659)	(1,150,850)	(127,974)
Loss from discontinued operations attributable to non-controlling interests	(3,559)	(7,042)	(7,543)	(6,308)
Net loss from discontinued operations	(1,067,442)	(135,617)	(1,143,307)	(121,666)
Net income attributable to Consolidated Water Co. Ltd. stockholders	$624,548	$2,204,333	$3,255,776	$4,258,974

Basic earnings per common share attributable to Consolidated Water Co. Ltd. common stockholders
Continuing operations	$0.11	$0.16	$0.30	$0.30
Discontinued operations	$(0.07)	$(0.01)	$(0.08)	$(0.01)
Basic earnings per share	$0.04	$0.15	$0.22	$0.29

Diluted earnings per common share attributable to Consolidated Water Co. Ltd. common stockholders
Continuing operations	$0.11	$0.16	$0.29	$0.29
Discontinued operations	$(0.07)	$(0.01)	$(0.08)	$-
Diluted earnings per share	$0.04	$0.15	$0.21	$0.29

Dividends declared per common share	$0.075	$0.075	$0.15	$0.15

Weighted average number of common shares used in the determination of:
Basic earnings per share	14,889,816	14,792,053	14,880,889	14,787,716
Diluted earnings per share	15,055,554	14,871,119	15,045,204	14,863,791